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                                                                  Exhibit (b)(3)

                       EXCELSIOR TAX-EXEMPT FUNDS, INC.

            Amendment of By-Laws as adopted at the Regular Meeting
                 of the Board of Directors held July 28, 2000


     RESOLVED, that Article II of Excelsior Tax-Exempt Funds, Inc.'s By-Laws be, and hereby is, amended and restated to include the following additional section:

          SECTION 16. Retirement. Effective July 28, 2000, each director shall
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     retire and no longer serve as a director as of the last day of the calendar year during which such director attains seventy-five (75) years of age (the "Effective Date"); provided that, each existing director who is age seventy-five (75) or older as of the date hereof shall be permitted to serve a one-year term from the date hereof. Resignations of directors shall be confirmed by a signed written instrument delivered to the President, Secretary, Assistant Secretary or directors on or before the Effective
     Date.